Exhibit 10(b)
EMPLOYMENT AGREEMENT
AGILYSYS, INC.

Employee Name: Anthony Mellina	Position: Senior Vice President and General Manager
Effective date: November 15, 2009
You are a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys”) wishes to employ you during the following years under the terms of this Agreement.
1.	Employment Period. You will be employed by Agilysys for the period beginning with the Effective Date set forth above and ending with the Termination Date as defined in Paragraph 5, below (the “Employment Period”).
2.	Position. You shall be employed in the position set forth above, with the duties and responsibilities customarily associated with that position consistent with the policies and practices of Agilysys in existence from time to time. Thereafter, from time to time, Agilysys may, in its discretion, add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title. Agilysys further reserves the right to change the structure of Agilysys NJ, Inc., the surviving company as a result of the acquisition of Innovative Systems Design, Inc., of which you were a shareholder prior to the acquisition. Nothing in this Paragraph 2 limits Agilysys from managing or making decisions related to Agilysys NJ, Inc. and Agilysys. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Agilysys may determine that it is in Agilysys’ best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.
3.	Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your best efforts, energies, and skills to advance the business of the Surviving Corporation and Agilysys, to further and improve its relations with suppliers, customers and others, and to recruit and to keep available to the Surviving Corporation and Agilysys the services of its employees, including the implementation of formal succession planning consistent with Agilysys policies and practices in existence from time to time. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct.
4.	Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. Agilysys reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs, which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Agilysys employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Agilysys employees generally.
5.	Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date”.
A.	Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) breach of any term of this Agreement or any other duty to Agilysys; (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or other policies of Agilysys; (iii) your conviction for any felony crime, or for any other crime involving misappropriation of money or other property of Agilysys; (iv) misconduct, malfeasance or insubordination; or (v) gross failure to perform under this Agreement (not including simply a failure to attain quantitative targets); or (c) you voluntarily resign your employment, then your salary will end on the Termination Date.

B.	Termination Without Cause. If your employment is terminated by Agilysys for any reason other than those identified in Paragraph 5.A., above, then you will be paid a severance (“Severance Payments”) equal to one (1) year regular base and target incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates and will be paid during regular pay intervals during the one (1) year period (“Severance Period”). In case of termination without Cause, you will be eligible to continue to participate in applicable medical and dental coverage program(s) available to Agilysys employees for the duration of the Severance Period. You will not otherwise be eligible for severance under any Agilysys severance plan.
C.	Change of Position. If Agilysys changes your position such that your responsibilities, in breach of Paragraph 2, above, or compensation, in breach of Paragraph 4, above, are substantially lessened, or if you are required to relocate to a facility more than 50 miles away from your current location (referred to collectively as a “Change of Position”), then you may, within 30 days of such Change of Position, give Agilysys written notice that you are terminating your employment for this reason. Such termination for Change of Position will be deemed a termination by Agilysys without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Paragraph 5.B., above.
6.	Confidential Information. You agree that your confidentiality obligations during your employment with Agilysys and thereafter are as set forth in the Non-Competition and Non-Interference Agreement between you and Agilysys (the “Non-Competition Agreement”) and that all terms in the Non-Competition Agreement related to your confidentiality obligations are incorporated into this Agreement by reference and shall survive termination of this Agreement. In addition to your obligations under the Non-Competition Agreement, you agree to return any and all written documents containing such confidential information to Agilysys upon termination of your employment.
7.	Restrictive Covenants.
A.	No Hiring. You agree that your no-hiring and noninterference obligations during your employment with Agilysys and thereafter are as set forth in the Non-Competition Agreement and that all terms in the Non-Competition Agreement related to your no-hiring and noninterference obligations are incorporated into this Agreement by reference, except as set forth below in Paragraph 7.C. below.
B.	Non-Competition. You agree that your non-competition obligations during your employment with Agilysys and thereafter are as set forth in the Non-Competition Agreement and that all terms in the Non-Competition Agreement related to your non-competition obligations are incorporated into this Agreement by reference, except as set forth below in Paragraph 7.C. below. It is understood and acknowledged that any non-competition obligation arising under this Paragraph 7.B. shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 6 and 7.A. above.
C.	You agree that the covenants set forth in Paragraphs 7.A. and 7.B. above shall be in effect for the longer of (a) the “Non-Competition Period” as defined in the “Non-Competition Agreement” and (b) one (1) year after the Employment Period as defined in Paragraph 1 of this Agreement.
8.	Assignment of Inventions. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of the Agilysys and its affiliates, conceived or developed by you during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.
9.	Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have. The provisions contained in this Paragraph 9 shall survive the termination of this Agreement.
10.	Severability and Reformation. The provisions of Paragraphs 6 through 10 of this Agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.
11.	Assignment.
(a)	This Agreement is personal to you, and cannot be assigned by you to any other party.
(b)	This Agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and by its successors and assigns. This Agreement may be assigned by Agilysys, without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys, and will not give rise to any rights under Paragraph 5 of this Agreement. After such assignment, any further rights which you have under this Agreement will be the responsibility of the Assignee.
12.	General. This Agreement and the Non-Competition Agreement constitute our full understanding relating to your employment with Agilysys and replace and supersede any and all agreements, contracts, representations or understandings with respect to your employment. To the extent any terms of the Non-Competition Agreement incorporated herein by reference conflict with this Agreement, the terms of this Agreement shall control. This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of Agilysys’ Employee Handbook, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. Additionally, the terms of any Agilysys policies in place for all employees generally shall remain applicable to your employment relationship to the extent such policies do not conflict with the terms of this Agreement or the Non-Competition Agreement. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties.
In witness whereof the parties have executed this Agreement this 14th day of January, 2010.

AGILYSYS, INC.

By:
Anthony Mellina		Martin F. Ellis
President and CEO